Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Westrock Coffee Holdings, LLC on Amendment No. 3 to Form S-4 (File No. 333-264464) of our report dated March 29, 2022 which includes an explanatory paragraph as to Riverview Acquisition Corp’s ability to continue as a going concern with respect to our audit of the financial statements of Riverview Acquisition Corp. as of December 31, 2021 and for the period from February 4, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 1, 2022